A G R E E M E N T

	THIS AGREEMENT is made and executed this 31 day of March, 1989, by and between THOMAS J. LONG and LONGS DRUG STORES CALIFORNIA, INC., a California corporation.

	IN CONSIDERATION OF the manual covenants herein set forth and other valuable considerations by each party received from each other party, the adequacy of which is hereby acknowledged, IT IS AGREED:

	SECTION 1.  DEFINITIONS.  As used in this agreement:

	1.1.	The term "corporation" shall refer to Longs Drug Stores
California, Inc., a California corporation.

	1.2.	The term "stock" shall refer to shares of common stock issued by Longs Drug Stores Corporation, a Maryland corporation.

	1.3.	The term "Foundation stock" shall refer to all stock (a) which on the death of Thomas J. Long is held by the Thomas J. Long Foundation, a California public benefit corporation; or (b) which is acquired by the Thomas
J. Long Foundation as a result of the death of Thomas J. Long.

	1.4.	The term "Trust stock" shall refer to all stock which as a
result of the death of Thomas J. Long (a) is acquired by one or more trustees, or (b) in which the rights of the trustees become irrevocable and in which the Thomas J. Long Foundation has a remainder interest.

	1.5.	The term "the Thomas J. Long Foundation" shall refer not only to the California public benefit corporation of that name, but also to every other exempt organization to which a substitutionary gift of Foundation stock or Trust stock may be made because of the failure of the Thomas J. Long Foundation to satisfy the conditions of a gift to it.

	1.6.	The term "personal representative" shall refer to the duly
qualified personal representative of the estate of Thomas J. Long, acting in that capacity following the death of Thomas J. Long, while the assets of the estate include any Foundation stock or any Trust stock. Should a special administrator be appointed to administer the estate of Thomas J. Long until such time as a personal representative of that estate is appointed, the term "personal representative" shall also refer to that special administrator.

	1.8.[sic] The term "trustee" shall refer to (a) the duly qualified and acting trustee or trustees holding any Trust stock; and (b) the directors and officers of the Thomas J. Long Foundation, while it holds any Foundation stock.

	SECTION 2.  RECOGNITION.   The parties hereto recognize that:

	2.1.  	Thomas J. Long beneficially owns approximately 2,125,000 shares of stock.

	2.2.	The provisions and covenants of this agreement are to the best interests of the parties, the heirs and devisees of Thomas J. Long, and the Employee Profit Sharing Plan of the corporation, which the parties intend will acquire the stock, in providing for an orderly sale and purchase of stock under the circumstances and in the manner provided in this agreement.

	2.3.	The provisions of this agreement shall apply not only to
shares of stock now owned by Thomas J. Long, but shall also apply to shares of stock hereafter acquired by him, to the extent such stock is Foundation stock or Trust stock.

	SECTION 3.  SALE OF FOUNDATION STOCK AND TRUST STOCK.

	3.1.	After the death of Thomas J. Long, no shares of Foundation
stock or Trust stock shall be disposed of in any manner other than in accordance with this Section 3.

	3.2.	In the 270 day period commencing on the date of the death of
Thomas J. Long, the personal representative and the trustee may demand the corporation purchase up to five percent (5%) of the aggregate Foundation stock and Trust stock. The purchase price shall be paid in cash to the sellers within 90 days after the date of the demand, and the sellers shall then deliver to the corporation certificates evidencing ownership of the stock purchased, with proper assignments in blank, duly executed with signatures guaranteed.
If the corporation fails, refuses or declines to purchase timely all of the stock included within the demand, all of the Foundation stock and all of the Trust stock shall thereafter be free of any rights or options of the corporation, and the holders thereof may deal with all of the Foundation stock and all of the Trust stock, and exercise all rights of ownership therein, free from the provisions of this agreement.

	3.3.	In the 270 day period which commences one year after the death of Thomas J. Long, in the 270 day period which commences two years after the death of Thomas J. Long, and in each of the seven succeeding annual renewals of said period, the personal representative and the trustee may demand the corporation purchase up to a fractional share of the aggregate Foundation stock and Trust stock. The fractional share, in each 270 day period, is determined by multiplying the total number of shares of Foundation stock and Trust stock on the date of the demand by a fraction, the numerator of which is one and the denominator of which is ten minus "x", when "x" equals the number of annual renewals of the 270 day period since the death of Thomas J. Long. The purchase price shall be paid in cash to the sellers within 90 days after the date of the demand, and the sellers shall then deliver to the corporation certificates evidencing ownership of the stock purchased, with proper assignments in blank, duly executed with signatures guaranteed. If the corporation fails, refuses or declines to timely purchase all of the stock included within the demand, then in such event the stock included within the demand shall thereafter be free of any rights or options of the corporation, and the holders thereof may deal with, and exercise all rights of ownership, free from the provisions of this agreement.

	3.4.	Foundation stock, or Trust stock which is purchased by the
corporation in any annual renewal of the 270 day period in excess of the number determined under the formula stated in Section 3.3 shall reduce the number of shares the purchase of which may be demanded in the next succeeding annual renewals of the 270 day period by the number of such excess shares so purchased.

	3.5.	The purchase price of all Foundation stock and Trust stock
under this Section 3 shall be the "adjusted market value" of the stock. "Market value" means the average closing sale price (during the 30 day period ending on the last trading day preceding the closing date) of a share of corporation's stock on the composite tape for the New York Stock Exchange-listed stocks; or, if the stock is not quoted on the composite tape for the New York Stock Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which the stock is listed; or, if the stock is not listed on any such exchange, the average closing bid quotation with respect to a share of the stock during the 30 day period ending on the last trading day preceding the date in question on the National Association of Securities Dealers, Inc. automated quotations system or any system in use. "Adjusted market value" means "market value" reduced by the amount of commissions, fees or price reductions, if any, to which a sale by the personal representative, or trustee, would be subject if the stock were sold on the applicable exchange, or through the applicable quotation system. Any adjustment in "market value" shall be supported by the opinion of an investment banker selected by the personal representative and the trustee. "Closing date" means the date on which the purchase price is paid to the sellers, and the share certificates are delivered to the corporation.

	3.6.	If demanded by the Personal Representative and Trustee, the
corporation shall purchase all Foundation stock and all Trust stock at market value if the stock should be delisted on the exchanges, and excluded from the quotation systems, described in Section 3.5. The closing date of such purchase shall be the first date on which the stock is so delisted or excluded.

	3.7.	If a tender offer, or an exchange offer, is made for the
stock, the personal representative and the trustee may demand that the corporation purchase all of the Foundation stock and Trust stock, on a closing date which will permit the Foundation stock and the Trust stock to be sold in response to the tender offer or exchange offer, if the corporation does not purchase all of the Foundation stock and the Trust stock. If the corporation fails, refuses or declines to purchase timely all of the Foundation stock, such stock shall thereafter be free of any rights or options of the corporation, and the holders thereof may deal with all of the Foundation stock and all of the Trust stock, and exercise all rights of ownership therein, free from the provisions of this agreement. The purchase price of the Foundation stock and the Trust stock, in the event of a tender offer or exchange offer, shall not be determined under Section 3.5. Purchase price in the event of either such offer shall be the closing sale price of corporation's stock on the last trading day preceding the closing date on the composite tape for the New York Stock Exchange-listed stocks; or, if the stock is not quoted on the composite tape for the New York Stock Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which the stock is listed; or, if the stock is not listed on any such exchange, the closing bid quotation for a share of the stock on the last trading day preceding the closing date on the National Association of Securities Dealers, Inc. automated quotations system or any system in use.

	SECTION 4.	GENERAL.

	4.1.	Thomas J. Long hereby directs his personal representative, and his trustee to perform all of the provisions of this agreement which each, respectively, is directed to perform without any order of court for that purpose, and without notice to any person and without the intervention of any court.

	4.2.	This agreement shall not in any respect deprive Thomas J. Long of any rights of ownership of the shares of stock beneficially owned by him, including (without limitation) unrestricted rights of disposition by sale, exchange, gift or other transfer, voting rights and the right to receive and retain all stock splits, and dividends (either in cash or in the form of shares of stock) declared thereon.

	SECTION 5.	ENDORSEMENT OF STOCK CERTIFICATES.

	5.1	Upon receipt of any Foundation stock or Trustee stock, the
distributee agrees to deliver to the corporation all certificates evidencing ownership of shares of Foundation stock or Trustee stock in order that there may be endorsed upon the face of each such certificate a legend reading substantially as follows:

		"The shares of stock evidenced by this certificate are subject to an Agreement entered into on the 31 day of March, 1989, between Thomas J. Long and Longs Drug Stores, California, Inc., which restricts and controls any sale, assignment, transfer, pledge or other disposition of shares of stock evidenced by this certificate. A copy of this agreement is on file with the Secretary of Longs Drug Stores California, Inc."

	After endorsement of that legend, each certificate shall be returned to the person delivering the certificate to the corporation. So long as this agreement is in force, a legend substantially as above stated shall be endorsed on each certificate of Foundation stock or Trust stock.

	5.2.	A copy of this agreement shall remain on file with the\
Secretary of the corporation.

	In the event that the corporation fails, refuses or declines to purchase shares of stock as provided in sections 3.2, 3.3, 3.6 or 3.7, upon request by the holder of the stock, the corporation agrees to replace the certificates evidencing the shares of stock involved (and upon which the legend appears) by a certificate or certificates duly executed and issued evidencing ownership by the holder thereof of an equivalent number of shares of stock upon which no legend shall appear.

	SECTION 6.	NOTICES.

	All notices, offers, acceptances, demands, requests and other communications contemplated in this agreement shall be in writing and shall be deemed delivered either (a) by personal delivery to the party to whom it is addressed or (b) upon the expiration three (3) days following the date of mailing (as shown by the postmark on the envelope) through United States Certified Mail, postage prepaid, return receipt requested, addressed to the respective parties hereto at the following addresses:

	In the case of Thomas J. Long, a separate notice addressed to:

		Thomas J. Long		        The Thomas J. Long Foundation
		1493 Paseo Nogales		141 N. Civic Drive
		Alamo, CA  94507		Walnut Creek, CA  94596

	In the case of the corporation, a separate notice addressed to each:

		Chief Executive Officer	        Corporate Secretary
		Longs Drug Stores		Longs Drug Stores
		141 N. Civic Drive		141 N. Civic Drive
		Walnut Creek, CA  94596	        Walnut Creek, CA  94596

	Thomas J. Long or The Thomas J. Long Foundation may change the address above stated by notice in writing to the corporation. The corporation may change individual officers or the address above stated by notice in writing to Thomas J. Long and The Thomas J. Long Foundation.

	SECTION 7.	SUCCESSION.

	7.1.	It is agreed that neither party to this agreement shall assign the agreement or its rights hereunder without the express approval in writing of the other party; provided, however, that the obligations of corporation hereunder, including the obligation to purchase Foundation stock and Trust stock, may be performed at the time the corporation is required to act by either the duly qualified and acting trustee of the Employee Profit Sharing Plan of the corporation; or by any affiliate of the corporation.

	7.2.	The provisions of this agreement to be performed following the death of Thomas J. Long shall be binding upon the personal representative, and the trustee of Thomas J. Long and on his heirs and devisees.

	SECTION 8.	ENFORCEMENT - ATTORNEYS FEES.

	8.1.	Each party hereto recognizes that his or its obligations
hereunder are unique and that the breach of any obligation could not be adequately compensated by monetary damages; therefore, each party directs that specific performance of each such obligation shall be the remedy available to the other party for any such breach.

	8.2.	In the event suit or action be instituted by either party to enforce performance by the other party of the terms and provisions of this agreement incumbent upon the other party to be kept or performed, the prevailing party in such suit or action shall be entitled to recover a reasonable sum as attorneys fees and all court costs incurred on behalf of that party and that amount shall be included in the judgment made and entered in that action.

	SECTION 9.	OTHER AGREEMENTS.

	This agreement shall supersede any prior agreements between the parties and any other written or oral understanding between the parties with respect to the sale and purchase of shares of stock.

	SECTION 10.	VALIDITY - LEGALITY.

	In the event that any provision of this agreement shall be held invalid or illegal or unenforceable in whole or in part, the validity of any other provision of this agreement shall not in any manner be affected thereby.

	SECTION 11.	GOVERNING LAW.

	The provisions of this agreement and the interpretation thereof shall be governed and construed in accordance with the laws of the State of California.

	IN WITNESS WHEREOF, this agreement has been duly executed by an[sic] on behalf of each party hereto the day and year herein first above written.

					  /s/ Thomas J. Long    3/31/89
                                          ------------------------------
                                          THOMAS J. LONG,       (date)
  				          individually and as trustee
                                          under the Declaration of
                                          Trust executed September 4, 1976,
                                          as restated and amended.

                                          LONGS DRUG STORES, CALIFORNIA, INC.


                                          By /s/  R. M. Long    3/31/89
                                          ------------------------------
                                          Its President and CEO  (date)



                                          By /s/ Orlo D. Jones 3/31/89
                                          -----------------------------
                                          Its Secretary         (date)

     The undersigned Muriel T. Long, spouse of Thomas J. Long joins herein, individually and as a trustee, to subject any interest in the stock which she may have to the provisions of this agreement.

                                           /s/ Muriel T. Long    3/31/89
                                           ------------------------------
                                           MURIEL T. LONG         (date)